Exhibit 99.1
EDIA INFORMATION
Merchants Group, Inc.
For Immediate Release
Contacts: Robert Thomas, CFO
Telephone: 1-800-222-3058
Merchants Group, Inc. Announces Voluntary Delisting From Amex and Termination of SEC Reporting
     NEW YORK, N.Y., March 30, 2007: Merchants Group, Inc. (AMEX: MGP) (the “Company”) announced today that it has submitted written notice to the American Stock Exchange (“AMEX”) of its intention to file a Form 25 with the Securities and Exchange Commission (the “SEC”) in order to voluntarily delist its shares (the “Shares”) of common stock from AMEX and deregister its Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has requested that the delisting become effective on March 30, 2007. Following the delisting of the Company’s Shares from AMEX, and the deregistration of the Company’s Shares under Section 12(b) of the Exchange Act, the Company intends to file a Form 15 with the SEC. Immediately upon filing of the Form 15, the Company will no longer be required to file certain reports, including Form 10-K, 10-Q, and 8-K, with the SEC. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.
     The delisting follows an acquisition by American European Group, Inc. (“AEG”) of the Company through a merger of American European Financial, Inc. (“AEF”), AEG’s wholly-owned subsidiary, with and into the Company, pursuant to an Agreement and Plan of Merger, dated as of October 31, 2006 by and among the Company, AEG and AEF.
     The Company’s Board of Directors unanimously approved the delisting and deregistration of the Shares.

Merchants Group, Inc. through its wholly owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., provides property and casualty insurance to businesses and individuals throughout the northeastern and mid-atlantic United States.